Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus and “Independent Registered Public Accounting Firms” in the Statement of Additional Information in the Post-Effective Amendment No. 1 to the Registration Statement (Form N-14, Registration No. 333-237048) of Phaeacian Global Value Fund (“Phaeacian Global Value Fund”), a newly created series of Datum One Series Trust. We also consent to the incorporation by reference of our report dated November 20, 2019, relating to the financial statements of FPA Paramount Fund, Inc. as of and for the years ended September 30, 2019 and 2018 appearing in this Proxy Statement/Prospectus on Form N-14 of Phaeacian Global Value Fund.

/s/ Ernst & Young LLP

Los Angeles, California

August 19, 2020